CHIANG, TIEN JEN

Attorney at Law

G101, No. 185 Kewang Rd,

Longtan Township, Taoyuan County,

Taiwan (R.O.C) 325

Tel:011-886-3-4072339

March 12, 2015

Mr. Edwin Kwong

President

Show King Holdings Inc.

Suite 23, 3301 Spring Mountain Rd,

Las Vegas, Nevada 89102

Re: Show King Holdings Inc.

Registration Statement on Form S-1

Ladies and Gentlemen:

I have acted as special legal counsel for Show King Holdings Inc., a Nevada corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-1 (the "Form S-1"), filed with the Securities and Exchange Commission on the date hereof. The Form S-1 relates to the registration of the offering of an aggregate of 896,800  shares of common stock of the Company (the "Common Stock") under the Securities Act of 1933, as amended (the "Securities Act"), for resale by those certain selling shareholders as named in the Registration Statement (collectively, the "Selling Shareholders").

Excluding financial statements, I have examined following documents and records as I have deemed relevant and necessary to examine for the purpose of this opinion:

1.      the Form S-1;

2.      the Articles of Incorporation and any amendments thereto;

3.      the Bylaws and any amendments thereto;

4.      the Company's resolutions of the Board of Directors authorizing the issuance of shares and the registration described above; and

5.      such other corporate documents and matters as I have deemed necessary to render my opinion.

I have assumed, without independent investigation, the genuineness of all signatures and the authenticity of all documents submitted to me as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents.  As to any matters of fact, both expressed and implied, I have relied upon representations, statements or certificates of officers of the Company.

Our opinion set forth herein is limited to the corporation law of the State of Nevada and to the extent that judicial and regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations for governmental authorities are relevant, to those required under such law.  I do not express any opinion and make any representation to any other laws or the law of any other jurisdiction.

Based upon the foregoing, I am of the opinion that the shares of Common Stock held by the Selling Shareholders are validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Form S-1 and to the use of my name in the Prospectus constituting a part thereof in connection with the matters referred to under the caption "Interests of Named Experts and Counsel". In giving this consent, I do not admit that I am an expert within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

My opinion is expressly limited to the matters set forth above and I do not render and express any opinion or representation, whether by implication or otherwise, as to any financial statements of the Company; any other matters relating to the Company; and/or any other document or agreement involved with the issuance of the Shares. I assume no obligation to advise you of facts, circumstances, events or developments which may hereafter be brought to our attention and which may alter, affect, or modify the opinions expressed herein.

Very truly yours,

/s/ Chiang, Tien Jen

Chiang, Tien Jen